Exhibit 99.1

400 Oser Ave Hauppauge, NY 11788	Contact: Chris Hughes 631-231-0333

TSR, Inc. Appoints Robert Fitzgerald to the Board of Directors

Company Does Not Complete Share Repurchase with Investor Parties

Reconstituted Board Focused on Creating Shareholder Value

Hauppauge, NY (December 31, 2019) – TSR, Inc. (Nasdaq: TSRI), a provider of computer programming consulting services (“TSR” or the “Company”), today announced that it appointed Robert Fitzgerald to the Company’s Board of Directors on December 30, 2019 as a Class II Director.

Robert Fitzgerald is a seasoned business executive with over 25 years’ experience helping companies grow. From 1999 through 2008, he served as the CEO of YDI/Proxim Wireless, an early pioneer of the wireless networking equipment industry. From 2009 through 2010, he served as a consultant and later the President of Ubiquiti Networks, now Ubiquiti, Inc. (NYSE: UI), a world leading provider of wireless and non-wireless networking equipment. He currently serves as the CEO of QAR Industries, Inc., an investment company that holds interests in a portfolio of public and private companies, including Antenna Products Corporation and SeeView Securities, Inc. Mr. Fitzgerald earned a Bachelor of Arts in Economics and Juris Doctorate from the University of California, Los Angeles.

The Company also announced that it did not complete the repurchase of shares of the Company’s common stock held by certain investor parties, including Zeff Capital, L.P., Zeff Holding Company, LLC and Daniel Zeff, QAR Industries, Inc. and Robert Fitzgerald, and Fintech Consulting, LLC and Tajuddin Haslani (collectively, the “Investor Parties”), as contemplated in the Share Repurchase Agreement that the Company previously entered into with such Investor Parties. The Company and the Investor Parties had entered into the Share Repurchase Agreement in connection with the Settlement and Release Agreement they had entered into to settle certain disputes and pending litigation between the Company and the Investor Parties.

As contemplated in the Settlement and Release Agreement, inasmuch as the Company did not complete the repurchase of the shares of Company’s common stock held by the Investor Parties by December 30, 2019, William J. Kelly, Brian J. Mangan, Joseph Pennacchio and Eric M. Stein resigned as members of the Company’s board of directors (the “Board”), and Christopher Hughes resigned as Chairman and member of the Board, effective December 30, 2019. Mr. Hughes will continue to serve as the Chief Executive Officer, President and Treasurer of the Company.

The terms of the Settlement and Release Agreement and Share Repurchase Agreement are more fully described in the Company’s filings with the Securities and Exchange Commission.

The Board appointed Mr. Bradley Tirpak to succeed Mr. Hughes as Chairman of the Board.

TSR, Inc. Appoints Robert Fitzgerald to the Board of Directors

Company Does Not Complete Share Repurchase with Investor Parties

Reconstituted Board Focused on Creating Shareholder Value (continued)

The Board appointed H. Timothy Eriksen, Bradley M. Tirpak and Robert Fitzgerald to the Audit Committee, Nominating Committee, Compensation Committee and Special Committee, effective December 30, 2019. Each of Mr. Eriksen, Mr. Tirpak and Mr. Fitzgerald qualifies as an “independent director” under the Nasdaq Stock Market Rules. Mr. Eriksen will serve as the Chairman of the Audit Committee.

In addition, on December 30, 2019, the Company adopted an amendment to the Company’s Amended and Restated By-laws that, among other things, provides that the Board shall designate one director as a lead independent director, who will perform the role and duties described in the amendment.

Daniel Zeff, President and Managing Member of Zeff Capital, L.P., said: “As a long term shareholder, we are happy to have reached a conclusion with this settlement.  I am confident that the reconstituted board will help focus the Company on profitability and shareholder value creation for the long run.”

Forward-Looking Statements

Certain statements in this press release which are not historical facts may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipate,” “believe,” “demonstrate,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “should,” and “will,” and similar expressions identify forward-looking statements. Such forward-looking statements are based upon the Company’s current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. Specifically, forward-looking statements in this document may include, but are not limited to, the statements regarding the occurrence of the events contemplated under the Settlement and Release Agreement and Share Repurchase Agreement. These and other forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual events to differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, the factors and matters described in the Company’s filings with the SEC, including, but not limited to, the Company’s most recent Form 10-K, Forms 10-Q and Forms 8-K, which are available at www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.